Exhibit 99.1

Rock Energy Resources Issues Profile of Red Arrow Mine and Guidance for ramp up in Production and Revenues

December 15, 2011 - Houston Texas: Rock Energy Resources, Inc. [“Rock Energy” - RCKE.PK] announced today a  profile of its Red Arrow Mine acquisition, the principal asset of He Man LLC, together with estimates on production volumes and expected cash flows from the project.

As announced yesterday, He-Man LLC closed a $25million financing to develop the Red Arrow mine located in Mancos Colorado. Within the next 30 days, Rock Energy will complete the acquisition of He-Man LLC.

Red Arrow Mine:
 He-Man LLC owns an undivided 49% interest in 370 acres of patented mining claims in the Red Arrow gold mine located in Mancos, Colorado. In 2006, Red Arrow Gold, the operator of the mine, resumed year round operations at the Red Arrow Mine. Major renovations were done on the Old Mill, Gold Run and River Level tunnels. Widening drifts, timbering, roof bolting and installation of air, water lines and rail is now complete. An underground water source has been developed for drilling and a second escape way has been installed along with equipment needed to initiate full scale mine production. Ore production has begun on the Gold Run Level with production levels to increase as drifts (horizontal tunnels) and stope development (mining upward along the strike of the vein) progress. In June of 2008, the Colorado Division of Reclamation, Mining and Safety approved a permit amendment nearly doubling the permit size. Reclamation bonds remain current.

Limited core drilling to date has indicated recoverable reserves net to Rock Energy, in excess of 200,000 ounces of gold in only one of four known veins in the mine. Third party geologic assessments of the potential of the known four veins in the Red Arrow mine indicate the potential for between 3-5 million ounces of gold. The Red Arrow mine has a historical yield of one ounce of gold per ton. Rock Energy anticipates that they will begina comprehensive core drilling effort in the first half of 2012 to establish 43-101 reserves for the 18 patented mining claims.

Rock Energy will issue 50 million restricted shares for the acquisition of 100% of He-Man LLC’s equity ownership.

The $25 million facility obtained by He-Man LLC is projected to provide all of the required capital to install three mills on the mine property. The first of these is scheduled to come on line in April 2012. Based on its capital program, Rock Energy has issued the following estimates for 2012-2014(these are estimates for 100% of the mine’s production):

	2012	2013	2014

Expected Tons Milled	3,000	15,000	30,000
Gross Revenues($millions)	$4.5	$22.5	$45.0
Operating Profit ($millions)	-$3.4	$12.8	$28.7

Commenting on the mine and the ramp-up in cash flows, Rocky Emery, Chairman and CEO of Rock Energy stated, “Craig Liukko and his team very astutely identified the mine as a singular project for revitalization, and spent the better part of five years restoring the mine to  fully permitted operating status. The capital that He Man LLC   brought to the table can now be deployed sequentially over the next several years and generate substantial returns for our shareholders. Our projections assume a gold price of $1500 per ounce, and our operating costs are projected to be below $500 per ounce. We also believe that we will encounter deposits of platinum and silver, which have not been included in our projections. Finally we are investigating other potential deposits connective to Red Arrow in the immediate area. This is a truly exciting project for us and we have every confidence that Craig and his team, with their depth of experience, will execute a professional and efficient build-out of the Red Arrow mine.”

Mr. Emery continued, “As we move to develop our fundamental financial results, we are also tightly focused on brining our financial statements fully up to date and have launched an aggressive effort to do so. We hope to complete that task and be fully compliant for relisting on the OTCBB within the next 90-120 days.”

Certain statements contained in this press release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective Company's Securities and Exchange Commission filings, that may cause actual results to materially differ from projections. Although the Company believes that its expectations are reasonable assumptions within the bounds of its knowledge of its businesses, expectations, representations and operations, there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the Company's ability to execute properly its business model, to raise additional capital to implement its continuing business model, the ability to attract and retain personnel – including highly qualified executives, management and operational personnel, ability to negotiate favorable current debt and future capital raises, and the inherent risk associated with a diversified business to achieve and maintain positive cash flow and net profitability. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.

For Further Information Contact:
Rocky V Emery
Chairman and CEO
832-301-5968
email: emeryrocky1@aol.com
2607 Sara Ridge
Katy Texas  77450